Exhibit 5.1

	Aegon N.V. Aegonplein 50, PO Box 85 2501 CB The Hagueav The Netherlands	Email BAdderley@applebyglobal.com Direct Dial +1 441 298 3243 / Ext. 6163 Tel +1 441 295 2244 Appleby Ref: 207501.0004/BA/JN 2 October 2023

Dear Sirs/Madams

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244

Registration Statement on Form S-8 – Transamerica 401(k) Retirement Savings Plan (f/k/a Aegon USA, LLC Profit Sharing Plan)

We have acted as special legal counsel in Bermuda to Aegon Ltd., a company originally incorporated under the laws of the Netherlands (Netherlands) and which has continued into and under the laws of Luxembourg (Luxembourg) as Aegon S.A. (Company) and then subsequently continued into Bermuda as Aegon Ltd., a Bermuda exempted company (Continuance) pursuant to Section 132C of the Companies Act 1981 of Bermuda (Companies Act), in connection with the filing with the Securities and Exchange Commission (Commission) of a post-effective amendment to the registration statement on Form S-8 (Registration Statement), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto under the Securities Act of 1933, as amended (Securities Act) and the rules and regulations promulgated thereunder. We refer, in particular, to the 10,000,000 common shares of par value EUR0.12 each in the share capital of the Company (Shares) which have been registered with the Commission pursuant to the Registration Statement. Except as otherwise defined herein, capitalised terms are used as defined in the Registration Statement or as defined in the Schedule to this opinion.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion.

Unless otherwise defined herein, terms defined in the Registration Statement has the same meanings when used in this opinion.

Appleby (Bermuda) Limited (the Legal

Practice) is a company limited by

shares incorporated in Bermuda and

approved and recognised under the

Bermuda Bar (Professional

Companies) Rules 2009. “Partner” is

a title referring to a director,

shareholder or an employee of the

Legal Practice. A list of such persons

can be obtained from your

relationship partner.

1. ASSUMPTIONS In stating our opinion we have assumed: Bermuda ∎ British Virgin Islands ∎ Cayman Islands ∎ Guernsey ∎ Hong Kong ∎ Isle of Man ∎ Jersey ∎ Mauritius ∎ Seychelles ∎ Shanghai

1.1  the genuineness of all signatures on the Documents;

1.2  the authority, capacity and power of each of the persons signing the Documents;

1.3  that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

1.4  that each Director of the Company, when the Board of Directors of the Company passed or adopted the resolutions approving the Continuance and matters relating thereto, discharged his or her fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

1.5  that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Shares or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

1.6  that the form and terms of any and all Shares, the issuance and sale thereof by the applicable Company, and the applicable Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the applicable Company’s Constitutional Documents nor any applicable law, regulation, order or decree in Bermuda.

2.   OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

2.1  the Company has been duly registered by way of continuance under Section 132C of the Companies Act as an exempted company and is validly existing under the laws of Bermuda; and

2.2  the Shares which have been registered by the Company with the Commission pursuant to the Registration Statement will, when issued be duly and validly issued and fully paid and non-assessable (which term means, when used herein, that no

Bermuda ∎ British Virgin Islands ∎ Cayman Islands ∎ Guernsey ∎ Hong Kong ∎ Isle of Man ∎ Jersey ∎ Mauritius ∎ Seychelles ∎ Shanghai

     further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

3.   RESERVATIONS

We have the following reservations:

3.1  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

3.2  Under the Companies Act, the register of members of a Bermuda exempted company is deemed prima facie evidence of any matters which the Companies Act directs or authorises to be set out therein and, in particular, a third-party interest in the Shares would not appear in such register.

4.   DISCLOSURE

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise relied on for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company. As Bermuda attorneys we are not qualified to opine on matters of law in any jurisdiction other than Bermuda. As such, in giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

Appleby (Bermuda) Limited

Bermuda ∎ British Virgin Islands ∎ Cayman Islands ∎ Guernsey ∎ Hong Kong ∎ Isle of Man ∎ Jersey ∎ Mauritius ∎ Seychelles ∎ Shanghai

SCHEDULE 1 1. Certified copies of the Certificate of Continuance, Memorandum of Continuance and Bye-Laws of the Company (Constitutional Documents). 2. A scanned copy of the Registration Statement.

Bermuda ∎ British Virgin Islands ∎ Cayman Islands ∎ Guernsey ∎ Hong Kong ∎ Isle of Man ∎ Jersey ∎ Mauritius ∎ Seychelles ∎ Shanghai